Exhibit 10.3
FORD MOTOR COMPANY
BENEFIT EQUALIZATION PLAN
(Amended and Restated Effective as of January 1, 2022)

Section 1. Introduction

The purpose of this Plan is to preserve certain benefits of employees on U.S. payroll under the Company’s tax qualified General Retirement Plan, Ford Retirement Plan and Savings and Stock Investment Plan for Salaried Employees by providing appropriate Equalization Benefits under this Plan in place of benefits which cannot be provided under such tax qualified plans because of limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, as well as base salary amounts deferred to the Ford Motor Company Deferred Compensation Plan.

Section 2. Definitions

As used in the Plan, the following terms shall have the following meanings, respectively:

2.01“BEP Salary Reductions” shall mean that portion of salary at the basic salary rate which would have been credited to an Eligible Employee's account before January 1, 1985 pursuant to a salary reduction agreement under the SSIP but which, by reason of Code Section 415, exceeds salary reduction contributions that can be made by the Company on an Eligible Employee's behalf under the Tax-Efficient Savings Program of the SSIP.

2.02“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.03“Committee” shall mean Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer’s functional equivalent), and such person or persons to whom the Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer delegate authority to administer the Plan.

2.04“Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.
2.05“Company Matching Equalization Benefit(s)” shall mean the benefit provided pursuant to Section 3.02(a) and 3.02 (b).
2.06“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Ford Motor Company.
2.07“Credited Service” shall mean, without duplication, the Eligible Employee’s years and any fractional year of credited service under the GRP at the earlier of the Eligible Employee’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.
2.08“DCP” shall mean the Ford Motor Company Deferred Compensation Plan, as amended.

2.09“Designated Third Party Administrator” shall be the service provider employed by the Company to act as record keeper to maintain Eligible Employee subaccounts and process notional investment elections.

2.10“Eligible Employee(s)” shall mean a salaried employee of the Company whose benefits under the GRP and/or SSIP are limited as a result of the application of the limitations imposed by Code Sections 415 and/or 401(a)(17) or due to base salary deferrals under the DCP.

2.11“Eligible Surviving Spouse” shall mean an individual to whom a Retired Executive legally is married under the laws of the state or foreign jurisdiction where the marriage took place prior to such Retired Executive’s benefit commencement date and for at least one year as of the date of the Retired Executive’s death.

2.12“Equalization Benefit(s)” shall mean the benefits as described in Section 3.

2.13“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.14“ESAP” shall mean the Ford Motor Company Executive Separation Allowance Plan, as amended.

2.15“FERCO Equalization Benefit(s)” shall mean a monthly benefit provided pursuant to Section 3.05.

2.16“FERCO SRP” shall mean the Ford Electronics and Refrigeration Corporation Salaried Retirement Plan, as amended.

2.17“Freeze Date” shall mean the later of December 31, 2019, or the end of the month during which the Eligible Employee reaches 35 years of Credited Service.

2.18“FRP Contributions” shall mean the Company FRP Contributions, as defined in the SSIP, as amended.

2.19“FRP Equalization Benefit(s)” shall mean the benefit provided pursuant to Section 3.02(c).

2.20“GRP” shall mean the Ford Motor Company General Retirement Plan, as amended.

2.21“Limitations” shall mean the limitations on benefits and/or contributions imposed on qualified plans by Code Sections 415 and 401(a)(17).

2.22“Named Executive Officer(s)” shall mean any Chief Executive Officer that served during the last completed fiscal year, any Chief Financial Officer that served during the last completed fiscal year, the next three most highly compensation executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among the most three highly compensated executive officers had they been executive officers at the end of the previous fiscal year end.

2.23“Periodic GRP Equalization Benefit(s)” shall mean a monthly benefit provided pursuant to Section 3.01.

2.24“Plan” shall mean this Ford Motor Company Benefit Equalization Plan, as amended.

2.25“Plan Administrator” shall mean such person or persons to whom the Committee shall delegate authority to administer the Plan, who does not already act as a Committee member.

2.26“SSIP” shall mean the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, as amended.

2.27“SSIP Equalization Benefit Account” shall mean the account in which any FRP Equalization Benefit and/or Company Matching Equalization Benefit shall be credited.

2.28“Separation From Service” shall be determined to have occurred on the date on which an Eligible Employee incurs a “separation from service” within the meaning of Code Section 409A.

2.29“Special Periodic GRP Equalization Benefit(s)” shall mean a monthly benefit provided pursuant to Section 3.04.

2.30“Specified Employee” shall mean an employee of the Company who is a “Key Employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An Eligible Employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the Eligible Employee meets the definition of “Specified Employee” on the date the Eligible Employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.31“Subsidiary” or “Subsidiaries” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

2.32“Totally and Permanently Disabled” shall mean an Eligible Employee who:

(a)is not engaged in regular employment or occupation for remuneration or profit (including employment with the Company and/or its Subsidiaries, but excluding employment or occupation which the Plan Administrator determines to be for purposes of rehabilitation);

(b)is determined by the Plan Administrator, on the basis of medical evidence, to be totally disabled by bodily injury or disease so as to be prevented thereby from engaging in any regular occupation with the Company, where such disability has been continuous for at least 5 months, and where the Plan Administrator determines such disability will be permanent and continuous during the remainder of such Eligible Employee's life; and

(c)has earned at least 10 years of credited service under the GRP.

Section 3. Equalization of Benefits

3.01GRP Equalization Benefits.

(a)Eligibility.

A Periodic GRP Equalization Benefit shall be provided to any Eligible Employee (i) whose GRP benefit is subject to the Limitations or delayed pursuant to provisions set forth in (b)(iii), and (ii) who, at the time of Separation From Service is eligible for a benefit under the GRP

(b)Calculation of Periodic GRP Equalization Benefits.

The Periodic GRP Equalization Benefit shall be equal in amount to the difference between the GRP benefit the Eligible Employee would receive if the Eligible Employee commenced monthly GRP benefits in accordance with Section 3.01(c) and the corresponding monthly benefit that would be payable under the GRP without regard to the Limitations. For purposes of determining the amount of such Periodic GRP Equalization Benefit, the Eligible Employee shall be treated as if such Eligible Employee elected to receive a GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP if married as of the date such Eligible Employee commences the Equalization Benefits, or the single life annuity form of benefit under the GRP if unmarried (including, a divorced or widowed Eligible Employee) as of the date such Eligible Employee commences the Equalization Benefits. The amount of any Periodic GRP Equalization Benefit payable to an Eligible Employee whose benefit under the ESAP is not offset or reduced by the amount of any GRP benefit payable to such Eligible Employee prior to age 65 shall be increased upon the Eligible Employee's attainment of age 65 to reflect an unreduced normal retirement benefit under the GRP. In determining the amount of the Periodic GRP Equalization Benefit, the Eligible Employee's salary shall be the Eligible Employee's salary (as that term is defined in the GRP) plus BEP Salary Reductions for periods before January 1, 1985 which are credited under this Plan pursuant to Section 3.02(a)(ii)(C) below, but the Eligible Employee shall not make contributions hereunder based on such BEP Salary Reductions.

(c)Payment of Periodic GRP Equalization Benefits.

i.The Periodic GRP Equalization Benefits shall be paid monthly by the Company to an Eligible Employee who has had a Separation From Service and, for distributions commencing on and after January 1, 2005, shall be paid commencing on, or as soon as reasonably practicable after, the first day of the month following the earliest of the following dates:

(A)    the first date on or after Separation From Service on which such Eligible Employee attains age 55, if the Separation From Service occurs prior to the date on which the Eligible Employee earns 30 years of Credited Service under the GRP;

(B)    the date of Separation From Service, if the Separation From Service occurs on or after the date on which the Eligible Employee earned 30 years of Credited Service under the GRP; or

(C)    the date on which such Eligible Employee is determined to be Totally and Permanently Disabled.

ii.Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Periodic GRP Equalization Benefit to such Specified Employee shall commence on, or as soon as reasonably practicable after, the first day of the seventh month following such Specified Employee’s Separation From Service. Any Periodic GRP Equalization Benefit payments to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service. Any payment delayed under this Section shall not bear interest.

iii.Upon an Eligible Employee's death, the Eligible Employee's Eligible Surviving Spouse will receive a monthly benefit under the Plan in an amount equal to the difference between any monthly GRP benefit the Eligible Surviving Spouse receives and the corresponding monthly benefit that would be payable to the Eligible Surviving Spouse under the GRP without regard to the Limitations. If GRP benefits were paid to an Eligible Employee or Eligible Surviving Spouse in a lump sum distribution, the amount of monthly benefit payable to the Eligible Surviving Spouse shall be determined based on the monthly annuity payment the Eligible Surviving Spouse would have received had the lump sum distribution not occurred. For purposes of determining the amount of such monthly benefit payable to the Eligible Surviving Spouse, the Eligible Employee shall be treated as if such Eligible Employee elected to receive a GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP. Payment of any such Eligible Surviving Spouse benefit shall commence as soon as reasonably practicable following the date of the Eligible Employee's death. Any such Eligible Surviving Spouse benefit shall cease upon the death of the Eligible Surviving Spouse.

iv.GRP Equalization Benefits commencing on or before December 31, 2004, shall be made in accordance with the terms and conditions of the Plan in effect at the time of such commencement. GRP Equalization Benefits commencing on and after January 1, 2005 shall be made as periodic payments pursuant to Section 3.01(b).

v.If the actuarially equivalent lump sum value of an Eligible Employee's Periodic GRP Equalization Benefit, determined in accordance with this Section does not exceed $5,000 (or $3,500 on or after January 1, 2009 and prior to January 1, 2017), such Periodic GRP Equalization Benefit shall be distributed in accordance with this Section. Periodic GRP Equalization Benefits shall not be distributed pursuant to this Section to any Eligible Employee who is eligible for benefits under any of the Company's other defined benefit non-qualified deferred compensation arrangements. The actuarially equivalent lump-sum value of any Periodic GRP Equalization Benefit distributed pursuant to this Section shall be paid on or as soon as reasonably practicable after the first day of )the month following the date on which such Periodic GRP Equalization Benefit otherwise would have commenced pursuant to Section 3.01. For purposes of this Section, actuarially equivalent lump-sum values shall be calculated by applying the rate of interest as prescribed under Code Section 417(e)(3)(C) for the fifth month prior to the first day of the calendar year in which such determination is made and the mortality table as prescribed under Code Section 417(e)(3)(B).

3.02SSIP Equalization Benefits.

(a)Company Matching Equalization Benefit: Pre-1985 Subaccount.

The provisions of this Subsection 3.02(a) shall apply in determining that part of an Eligible Employee's Company Matching Equalization Benefit subaccount based on periods of service until December 31, 1984.

(i)For an Eligible Employee who made the election regarding payroll deductions provided in this Subsection, or who elected to have credited under this Plan’s BEP Salary Reductions, a Company Matching Equalization Benefit shall be provided with respect to any class or classes of the SSIP before January 1, 1985 with respect to which Company or Eligible Employee contributions were subject to the Limitations.

(ii)If at any time during a plan year ending before January 1, 1985 it appeared that contributions by or on behalf of an Eligible Employee (including any related Company matching contributions) to the SSIP would be subject to the Limitations, such Eligible Employee may have elected to have the Company retain in its general funds and have credited for purposes of computing the Eligible Employee's subaccount of the Company Matching Equalization Benefit under this Subsection 3.02(a):

(A)    by payroll deduction authorization under this Plan that portion of the amount the Eligible Employee had elected to contribute as employee regular savings contributions to the SSIP for such pay period (by a payroll deduction authorization in effect for such pay period under the SSIP) which, when added to all other actual and projected Annual Additions as defined under the SSIP during such plan year, exceeded the Limitations.

(B)    that portion of regular savings and related earnings which have been returned to the Eligible Employee pursuant to the SSIP, and

(C)    the Eligible Employee's BEP Salary Reductions.

(iii)There has been established for each Eligible Employee a subaccount for periods of participation under this Subsection 3.02(a) under the SSIP Equalization Benefit Account. This subaccount shall be equal to the amounts retained by the Company pursuant to Subsection 3.02(a)(ii), adjusted on the basis of investment performance and the Eligible Employee's election as to investment of funds under the SSIP and transfer of the value of employee and Company contributions under the SSIP as though contributions and credits to the Eligible Employee's account hereunder had been so invested, less any withdrawals pursuant to Subsection 3.02(a)(iv); provided, however, that an election by a Company officer of investment in Company common stock shall not apply under this Plan with respect to contributions pursuant to Subsection 3.02(a)(ii) (other than related Company matching contributions) which were made or credited hereunder by or on behalf of such Company officer; and the officer will be required to make any other investment election permitted under the SSIP with respect to such amounts.

(iv)An Eligible Employee may not withdraw any amounts in excess of the Eligible Employee's regular savings contributions under this Plan and may not borrow against the subaccount of the Eligible Employee's Company Matching Equalization Benefit.

(v)The Company Matching Equalization Benefit under this Subsection 3.02(a) shall be equal to the amount at the time of distribution credited to the Eligible Employee's subaccount of the SSIP Benefit Equalization Account as determined under Subsection 3.02(a)(iii).

(b)Company Matching Equalization Benefit: Post-1984 Subaccount.

The provisions of this Subsection 3.02(b) shall apply in determining an Eligible Employee's Company Matching Equalization Benefit subaccount based on periods of service beginning on or after January 1, 1985.

(i)If at any time during a plan year beginning on or after January 1, 1985 contributions by or on behalf of an Eligible Employee and related Company matching contributions to the SSIP are subject to the Limitations, there shall be credited for purposes of computing the Eligible Employee's Company Matching Equalization Benefit under this Subsection 3.02(b) an amount equal to the Company matching contributions which would have been made under the SSIP based upon the Eligible Employee's SSIP elections, except that such Company matching contributions cannot be made because of the Limitations. For plan years beginning on or after January 1, 2005, if the amount credited as an Eligible Employee's Company Matching Equalization Benefit for a plan year increases or decreases as a result of a change in the Eligible Employee's SSIP deferral elections for such plan year, such increase or decrease in the SSIP Equalization Benefit shall be adjusted to the extent necessary to prevent such increase or decrease, when aggregated with all Company Matching Equalization Benefits credited for such plan year, from exceeding the amount of Company matching contributions that would have been contributed to the SSIP had the Limitations not applied.

(ii)If at any time during a plan year an Eligible Employee elects to defer base salary amounts to the DCP, there shall be credited for purposes of computing the Eligible Employee's Company Matching Equalization Benefit under this Subsection 3.02(b) an amount equal to the Company matching contributions that would have been contributed to the SSIP had the Eligible Employee not made base salary deferrals to the DCP.

(iii)For periods on or after October 1, 1995 until May 31, 2007, any Company matching contributions credited for purposes of computing an Eligible Employee's Company Matching Equalization Benefit shall be credited in the form of units in the Ford Stock Fund rather than shares of Ford common stock. For periods on or after June 1, 2007, any Company matching contributions so credited shall be credited in the form of cash.

(iv)There shall be established for each Eligible Employee a subaccount for periods of participation under this Subsection 3.02(b) under the SSIP Equalization Benefit Account. For periods prior to May 1, 1996, this subaccount shall be equal to the amounts credited by the Company pursuant to Subsection 3.02(b)(i), adjusted on the basis of investment performance and any election by the Eligible Employee to transfer the value of matured Company matching contributions under the SSIP, as though credits to the Eligible Employee's account hereunder had been so invested. For periods May 1, 1996 and after, this subaccount shall be equal to the amounts credited by the Company pursuant to Subsection 3.02(b)(i), and adjusted on the basis of investment performance attributable to any separate investment election made by an Eligible Employee (other than a Company officer) on or after May 1, 1996. The investment options for managing the subaccount shall be identical to the investment options specified in the SSIP, although they will have separate fund codes. Any BEP credits earned will be based on the investment options available under the SSIP. The Designated Third Party Administrator will maintain the accounts and process the elections and otherwise be the record keeper with respect to this subaccount. Company officers with this subaccount are not eligible to reallocate or transfer credits under the subaccount from the Ford Stock Fund to other investment options, or from other investment options to the Ford Stock Fund.

(v)An Eligible Employee may not withdraw any amounts credited under this Subsection 3.02(b) and may not borrow against this subaccount of the Eligible Employee's Company Matching Equalization Benefit. This subaccount will not accept rollovers from other plans.

(vi)The Company Matching Equalization Benefit under this Subsection 3.02(b) shall be equal to the amount at the time of distribution credited to the Eligible Employee's subaccount of the SSIP Benefit Equalization Account as determined under Subsection 3.02(b)(ii).

(vii)In the event of death of an Eligible Employee with a Company Matching Benefit Equalization subaccount, the balance of the subaccount shall be payable to the same beneficiary as the Eligible Employee has designated under the SSIP, unless the Eligible Employee makes a separate designation under this Plan pursuant to the rules established by the Committee.

(c)FRP Equalization Benefit Subaccount.

The provisions of this Subsection 3.02(c) shall apply in determining an Eligible Employee's FRP Equalization Benefit for periods of service beginning on or after January 1, 2004.

(i)The Company shall establish a book entry account for each Eligible Employee for purposes of computing the Eligible Employee's FRP Equalization Benefit under this Section 3.03. The Eligible Employee's FRP Equalization Benefit under this Subsection 3.03(a) shall be equal to the amount(s) credited to the book entry account at the time of distribution.

(ii)If, at any time during a plan year beginning on or after January 1, 2004, FRP Contributions made to the SSIP on behalf of an Eligible Employee are limited due to the application of the Limitations, there shall be credited to the book entry account established for the Eligible Employee pursuant to this Subsection 3.03(a) an amount equal to the amount of Company FRP Contributions that would have been made to the SSIP on behalf of the Eligible Employee but for the application of the Limitations.

(iii)Each Eligible Employee's book entry account also will be credited or debited with amounts determined based on investment options selected by the Eligible Employee under this Subsection 3.03(a)(iii). The investment options available for selection under this Subsection 3.03(a)(iii) shall be identical to the investment options available under the SSIP, but will have separate fund codes. Each Eligible Employee shall select which investment options are to be used in determining the Eligible Employee's FRP Equalization Benefit. In the absence of an investment selection by an Eligible Employee, the Eligible Employee's book entry account will be credited or debited with amounts based on the appropriate target date – retirement fund offered under the SSIP as identified by the Company for the Eligible Employee. The Designated Third Party Administrator will maintain a record of each book entry account, process investment selections, and otherwise be the record keeper of the book entry accounts. Investment options selected under this Section 3.03 shall be used solely for purposes of determining an Eligible Employee's FRP Equalization Benefit. An Eligible Employee's FRP Equalization Benefit will be based on the value of the Eligible Employee's book entry account as if the amounts in the book entry account had been invested in actual investments selected by the Eligible Employee; however, no such investments shall be made on behalf of the Eligible Employee. Eligible Employees shall not have voting rights or any other ownership rights with respect to any investment options selected as the measuring mechanism for book entry accounts established under this Section 3.03.

(iv)Eligible Employees may not withdraw or borrow against amounts credited to any book account under this Subsection 3.03(a). Book entry accounts will not accept rollovers from other plans.

(d)Payment of Company Matching Equalization Benefit and FRP Equalization Benefit.
The Company Matching Equalization Benefit and FRP Equalization Benefit:

(i)Shall be paid in a lump sum cash payment by the Company to the Eligible Employee or, if the Eligible Employee is deceased, to the Eligible Employee's beneficiary under the SSIP, on or as soon as reasonably practicable after the earlier of the Eligible Employee's Separation From Service or death. In the event of an Eligible Employee’s death, the balance in the Eligible Employee’s SSIP Equalization Benefit Account, if any, shall be payable to the same beneficiary as the Eligible Employee designated under the SSIP, unless the Eligible Employee makes a separate designation under this Plan pursuant to the rules established by the Committee.

(ii)Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee’s death, payment of any amount credited to such Specified Employee's SSIP Equalization Benefit Account , accrued or vested after December 31, 2004, shall be paid on or as soon as reasonably practicable after the first day of the seventh month following Separation From Service. A Specified Employee who is subject to a six-month distribution delay pursuant to this Subsection 3.02(c)(ii) will be permitted to continue to manage the investment elections applicable to such Specified Employee’s book entry account during the six-month distribution delay. Any payment delayed under this Section shall not bear interest over and above the notional investment earnings credited to such Specified Employee’s book entry account during the period of delay.

(iii)The Company Matching Equalization Benefits and FRP Equalization Benefit under this Subsection 3.02(d) shall be equal to the amount credited to the Eligible Employee's book entry account at the time of distribution, as determined under Subsections 3.02(a), 3.02(b), or 3.02(c), as applicable.

(iv)If an Eligible Employee’s Company matching contributions and/or Company FRP Contributions are not vested under the SSIP at the time of Separation From Service, such Eligible Employee’s SSIP Equalization Benefit Account is also not vested and shall be forfeited after Separation From Service.

3.03Special Periodic GRP Equalization Benefits.

In addition to any other Equalization Benefits provided under this Plan, the Company may, in its sole discretion, provide special Equalization Benefits to certain Eligible Employees. Special Equalization Benefits provided to Eligible Employees whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Equalization Benefits provided to Eligible Employees who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office. Any special Equalization Benefit provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Subsections 3.01(b)(ii), (b)(iii) and (c).

3.04FERCO Equalization Benefits.

Effective as of December 31, 1999, former salaried employees of the Company, excluding any former salaried employees of the Company who transferred to Visteon Corporation as part of its spin-off from the Company in June 2000, who participated in the FERCO Salaried Retirement Plan (“SRP”) and whose benefits under the FERCO SRP were limited as a result of the application of the Limitations shall be eligible to receive FERCO Equalization Benefits pursuant to the terms of Appendix B.

Section 4. General Provisions

4.01Plan Administration and Interpretation.

(a)Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to any person under the Plan and no person shall be eligible for any benefit under the Plan that would be inconsistent with such terms.
(b)Except as otherwise provided, full authority to administer and interpret this Plan shall be vested in the Committee. The Committee is authorized, in its sole discretion, from time to time, to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such actions in connection with, the Plan as it deems necessary or advisable. Each determination, interpretation, or other action hereunder by the Committee shall be final, binding and conclusive upon all persons for all purposes under the Plan. The Committee may act, in its sole discretion, to delegate administrative and interpretative authority under this Section to the Plan Administrator.
(c)In the event that an Article, Section or paragraph of the Code, Treasury Regulations, GRP, or SSIP is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.
4.02Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer’s functional equivalent) may act individually to delegate authority to administrative personnel for purposes of paying benefits under the Plan to any person.

4.03Deductions. The Company may deduct from any payment of Equalization Benefits to an Eligible Employee or Eligible Surviving Spouse any and all amounts owed to it by such Eligible Employee or Eligible Surviving Spouse for any reason, and all taxes required by law or government regulation to be deducted or withheld.

4.04Tax Liabilities. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of Equalization Benefits provided under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.
4.05No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Eligible Employees; it is not a part of any contract of employment. No Eligible Employee, Eligible Surviving Spouse, or any other person shall have any legal or other right to any benefit under this Plan.

4.06Equalization Benefits Not Funded. The Company's obligations under this Plan shall not be funded and Equalization Benefits under this Plan shall be payable only out of the general funds of the Company.
4.07Governing Law. Except as otherwise provided under Federal law, the Plan, and all rights thereunder, shall be governed, construed and administered in accordance with the laws of the State of Michigan.
4.08Amendment or Termination. The Company shall have the right to amend, modify, discontinue or terminate this Plan in whole or in part, at any time, without notice; provided, however, that no such action shall deprive any person of an Equalization Benefit under this Plan if payment of such Equalization Benefit shall have commenced prior to the date of such action by the Company; provided, further, however, that no distribution of benefits shall occur upon termination of this Plan, unless applicable requirements of Code Section 409A have been met. Notwithstanding anything contained in this Section or elsewhere in this Plan to the contrary, Equalization Benefits payable under this Plan remain subject to the claims of the Company’s general creditors at all times.
4.09Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable plan.

4.10No Alienation of Benefits. An Eligible Employee may not assign or alienate any Equalization Benefits, and the Plan will not recognize a domestic relations order that purports to assign any Equalization Benefits to another person.
4.11Recovery of Overpayment. Any individual shall repay promptly any and all Equalization Benefits received by the individual to which the individual is not entitled. Written notice of any overpayment, the amount owed and actions that may be taken in connection with the overpayment will be sent to the individual. If an individual fails to make timely repayment, this Plan shall proceed to recover the overpaid amount. This Plan reserves the right to initiate formal recovery action through the use of a collection agency or through any applicable legal proceedings.
Section 5. Visteon Corporation

The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 (“U.S. Visteon Employees”) and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

    (a)    Group I and Group II Employees

For purposes of this paragraph, a “Group I Employee” shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A “Group II Employee” shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive a GRP Equalization Benefit and/or a SSIP Equalization Benefit and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting eligibility criteria as of July 1, 2000 with respect to GRP or SSIP participation prior to July 1, 2000 and upon incurring a Separation From Service from Visteon, or from the Company for Group I or II Employees who return to Company employment pursuant to the Visteon Salaried Employee Transition Agreement dated as of October 1, 2005 and any subsequent amendments thereto.

    (b)    Group III Employees.

For purposes of this paragraph, a “Group III Employee” shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employees. The Plan shall have no liability for a GRP Equalization Benefit and/or a SSIP Equalization Benefit payable to Group III Employees who were otherwise eligible hereunder with respect to GRP or SSIP participation prior to July 1, 2000 on or after July 1, 2000.

Section 6. Code Section 409A

    (a)    All benefits provided under the Plan are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure benefits provided under the Plan are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder.

    (b)    In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of any Equalization Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

    (c)    In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral of any Plan benefits under Code Section 409A.

    (d)    In the event an Eligible Employee who is receiving, or is entitled to receive, Equalization Benefits is reemployed following a Separation From Service, distribution of any Equalization Benefits shall not cease or be deferred upon such Eligible Employee's reemployment.

    (e)    After receipt of any benefits under the Plan, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Employee, Eligible Surviving Spouse,

beneficiary, or other person shall have any further claims against the Plan or the Company with respect to Equalization Benefits.

Section 7. Claim for Benefits

7.01Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the Plan Administrator. If a claim for benefits or participation is denied in whole or in part by the Plan Administrator, the claimant will receive written notification within 90 days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the claimant. If the Plan Administrator determines that an extension of time to consider a claim and render a decision is needed, written notice of the extension shall be furnished to the claimant as soon as practical.

7.02Review of Denial of Claim. In the event that the Plan Administrator denies a claim for benefits or participation, the claimant may request a review by filing a written appeal. If the appeal is from an active Leadership Level One employee, a Named Executive Officer or any individual who, at any time, shall have been a member of the Board of Directors, the appeal will be heard by the Compensation Committee. If the appeal is from any other appellant, the appeal will be heard by the Committee. All appeals must be filed within sixty (60) days of the date of the written notification of denial. The appeal will be considered and a decision shall be rendered within 90 days from the date the appeal is received. Under special circumstances, an extension of time to consider the appeal and render a decision may be needed, in which case a decision shall be rendered as soon as practical. In the event such an extension of time is needed to consider the appeal and render a decision, written notice of such time extension shall be provided to the appellant.

7.03Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the appellant. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

7.04Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claim and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the date of the denial of the appeal. No other action may be brought against the Plan more than six (6) months after the date of the last action that gave rise to the claim.

7.05Venue. An individual shall only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan.

Appendix A
Special Equalization Benefits

Named Executive Officers

Section 1. Special Periodic GRP Equalization Benefits.

Effective as of November 1, 2001, the Eligible Employees listed below shall receive a Special Periodic GRP Equalization Benefit in an amount equal to the monthly benefit the Eligible Employee would have received under the GRP, without regard to the Limitations, had the Eligible Employee participated in the GRP on a contributory basis throughout all years of service with the Company during which such Eligible Employee did not receive a cash base salary. The Special Periodic GRP Equalization Benefit shall be determined based on a notional salary as determined by the Committee, in its sole discretion, for the period during which such Eligible Employee did not receive a cash base salary. Upon the death of any such Eligible Employee, such Eligible Employee's Eligible Surviving Spouse will receive the Special Periodic GRP Equalization Benefit provided by this Section commencing as soon as reasonably practicable following the date of the Eligible Employee's death and continuing until such Eligible Surviving Spouse's death. In no event shall an Eligible Employee receive both the Periodic GRP Equalization Benefit and the Special Periodic GRP Equalization Benefit for the same period of service. For purposes of determining the benefits described in this Appendix, the Freeze Date is determined after including the notional years of service. For Separations From Service after the Freeze Date, in no event shall the Eligible Employee receive benefits under this Plan based on years of service earned or salary paid after the Freeze Date.

William Clay Ford, Jr.

Appendix B
FERCO Equalization Benefits

Except as otherwise provided in this Appendix, all terms and provisions of the Ford Motor Company Benefit Equalization Plan shall apply to any FERCO Equalization Benefit provided pursuant to this Appendix.

Section 1. Definitions.

The terms used in this Appendix shall have the same meaning as those in the Plan, except as follows:

1.01“Eligible Employee” shall mean a former salaried employee of FERCO, excluding any former salaried employee of FERCO who transferred to Visteon Corporation as part of its spin-off from the Company in June 2000, whose benefits under the FERCO SRP were limited as a result of the application of the Limitations.
1.02“FERCO” shall mean the Ford Electronics and Refrigeration Corporation.
1.03“FERCO Equalization Benefit” shall mean any of the benefits described in this Appendix.
1.04“PBGC” shall mean the Pension Benefit Guaranty Corporation.
Section 2. FERCO Equalization Benefits.

A FERCO Equalization Benefit shall be provided as follows to any Eligible Employee whose FERCO SRP benefit was subject to the Limitations:

2.01 Amount of Benefit. The amount of any FERCO Equalization Benefit payable pursuant to this Subsection shall be equal in amount to the difference between the FERCO SRP benefit the Eligible Employee would have received if the Eligible Employee commenced FERCO SRP benefits upon Separation From Service and the corresponding benefit that would have been payable under the FERCO SRP without regard to the Limitations. If FERCO SRP benefits were paid to an Eligible Employee or Eligible Surviving Spouse in a lump sum distribution, the amount of any FERCO Equalization Benefit payable to the Eligible Employee or Eligible Surviving Spouse shall be determined based on the monthly annuity payment the Eligible Employee or Eligible Surviving Spouse would have received had the lump sum distribution not occurred. For purposes of determining such amount, the Eligible Employee shall be treated as if such Eligible Employee elected to receive a FERCO SRP benefit in the form of the qualified joint and survivor annuity benefit under the FERCO SRP if married, or the single life annuity form of benefit under the FERCO SRP if unmarried (including Eligible Employees who are widowed or divorced). The amount of any Equalization Benefit payable to an Eligible Employee whose benefit under the ESAP is not offset or reduced by the amount of any FERCO SRP benefit payable to such Eligible Employee prior to age 65 shall be increased upon the Eligible Employee's attainment of age 65 to reflect an unreduced normal retirement benefit under the FERCO SRP. In determining the amount of the Equalization Benefit, the Eligible Employee's salary shall be the Eligible Employee's salary as defined in the FERCO SRP.

2.02 Payment of FERCO Benefit. FERCO Equalization Benefits shall be payable in accordance with Subsections 3.01(b)(ii) and (iii), 3.01(c), and 3.01(d).